EXHIBIT 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO
04-016		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

Hornbeck Offshore Announces

Tender Offer and Consent Solicitation

for its 10 5/8% Senior Notes Due 2008

November 3, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its $175,000,000 aggregate principal amount 10 5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “Notes”). In connection with the Offer, the Company is soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate certain restrictive covenants and default provisions contained in the indenture governing the Notes (the “Indenture”).

The Offer and the Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 3, 2004, and the Consent and Letter of Transmittal, copies of which are available from the Information Agent and Tender Agent, Global Bondholder Services, by calling (866) 470-3800 (US toll-free) or (212) 430-3774 (collect). Hornbeck Offshore has also retained Goldman, Sachs & Co. as Dealer Manager for the Offer and Solicitation Agent for the Consent Solicitation. Questions about the Offer or the Consent Solicitation may be directed to the Credit Liability Management Group of Goldman, Sachs & Co. at (800) 828-3182 (US toll-free) or (212) 357-5680 (collect).

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Hornbeck Offshore is offering to purchase the Notes using fixed-spread pricing that will result in total consideration for each $1,000 principal amount of Notes validly tendered equal to the present value on the applicable settlement date of the optional redemption price of $1,053.13 at the first call date for the Notes, August 1, 2005, plus the interest that would accrue from the last interest payment date on the Notes to the first call date, as determined by reference to a fixed spread of 0.75% over the yield to maturity of the 1.50% U.S. Treasury Security due July 31, 2005, minus accrued interest on the Notes from the last interest payment date to the applicable settlement date. Holders who tender their Notes prior to 5:00 p.m., Eastern time, on November 17, 2004 (the “Consent Time”) will be eligible to receive the total consideration, which includes a consent payment equal to $30 per $1,000 of principal. Holders who tender their Notes after the Consent Time but prior to 5:00 p.m., Eastern time, on December 3, 2004 (the “Expiration Time”) will not be eligible to receive the $30 consent payment. In addition, Hornbeck Offshore will pay accrued interest up to, but not including, the applicable settlement date on all Notes accepted in the Offer. Subject to the conditions of the Offer, the initial settlement date with respect to all Notes tendered prior to the Consent Time will be within five business days of the Consent Time, which is expected to be November 24, 2004. A final settlement date will occur promptly after the Expiration Time with respect to all Notes tendered after the Consent Time but prior to the Expiration Time.

The purchase price for the Notes will be determined by the Dealer Manager and publicly announced by 5:00 p.m., Eastern time, on November 16, 2004.

Any holder who tenders its Notes will be deemed to have delivered its consent to the proposed amendments to the Indenture. The Consent Time is the deadline for holders to withdraw tenders of their Notes and to revoke related consents to the proposed amendments. Holders that tender their Notes prior to the Consent Time will be eligible to receive the total consideration on the initial settlement date, and holders that tender their Notes after the Consent Time but prior to the Expiration Time will be eligible to receive the total consideration less the consent payment on the final settlement date.

This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 3, 2004.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

####